PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated June 3, 2026)	Registration No. 333-289946

GoPro, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated June 3, 2026 (as supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-289946). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement updates, amends and supplements the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

You should read this Prospectus Supplement in conjunction with the Prospectus, including any amendments and supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 4 of the Prospectus, and under similar headings in any further amendments or supplements to the Prospectus, to read about factors you should consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 8, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2026

GOPRO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36514	77-0629474
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3025 Clearview Way, San Mateo, CA 94402
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 332-7600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value	GPRO	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.
On June 2, 2026, the Company held its 2026 Annual Meeting of Stockholders (the "Meeting"). Present at the Meeting in person or by valid proxy were holders of 79,201,721 shares of Class A Common Stock, and holders of 250,360,700 shares of Class B Common Stock, or 82.40% of the eligible votes, and constituting a quorum. Holders of the Company’s Class A Common Stock were entitled to one vote for each share held as of the close of business on April 7, 2026 (the “Record Date”) and holders of the Company’s Class B Common Stock were entitled to ten votes for each share held as of the close of business on the Record Date. The Class A Common Stock and Class B Common Stock voted as a single class on all matters. At the Meeting, the Company’s stockholders voted on the following five proposals, each of which is described in more detail in the Company’s Proxy Statement filed on April 21, 2026:
1.To elect seven directors, all of whom are currently serving on the Company's board of directors, each to serve until the next annual meeting of stockholders or until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026.
3.To approve the advisory (non-binding) resolution on executive compensation.
4.To approve an amendment to the GoPro, Inc. 2024 Equity Incentive Plan with an additional 13,000,000 shares.
5.To approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of the maximum number of shares of Class A Common Stock issuable upon conversion of all convertible debentures and removal of the exchange cap.
The final results for each of these proposals are as follows:

Proposal 1: Election of Directors.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Nicholas Woodman	273,831,210	12,725,342	43,005,869
Tyrone Ahmad-Taylor	275,338,554	11,217,998	43,005,869
Emily S. Culp Hogue	282,650,568	3,905,984	43,005,869
Michael C. Dennison	282,661,570	3,894,982	43,005,869
Shaz Kahng	267,770,350	18,786,202	43,005,869
Miguel A. Lopez Ben	282,654,736	3,901,816	43,005,869
Susan Lyne	275,579,994	10,976,558	43,005,869

Each of the seven nominees was elected to serve until the next annual meeting of stockholders or until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.

Votes For	Votes Against	Abstentions

322,715,568	5,741,927	1,104,926

The stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. There were no broker non-votes on this matter.

Proposal 3: Approval of Advisory (Non-Binding) Resolution on Executive Compensation.

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
279,805,343	5,425,042	1,326,167	43,005,869

The stockholders approved the advisory (non-binding) resolution on executive compensation.

Proposal 4: Approval to Amend the 2024 Equity Incentive Plan With Additional 13,000,000 Shares.

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
262,773,701	22,476,453	1,306,398	43,005,869

The stockholders approved the first amendment to the 2024 Equity Incentive Plan to increase the number of shares of Class A common stock authorized for issuance under the 2024 Equity Incentive Plan by 13,000,000 shares.

Proposal 5: Approval, in Accordance with Nasdaq Listing Rule 5635(d), of the Issuance of the Maximum Number of Shares of Class A Common Stock Issuable upon Conversion of All Convertible Debentures and Removal of the Exchange Cap.

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
278,400,088	6,830,176	1,326,288	43,005,869

The stockholders approved, in accordance with Nasdaq Listing Rule 5635(d), of the issuance of the maximum number of shares of Class A Common Stock issuable upon conversion of all Convertible Debentures and removal of the Exchange Cap.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GoPro, Inc.
(Registrant)

Dated: June 4, 2026	By: /s/ Jason Stephen
Jason Stephen Senior Vice President, General Counsel